                                                                    Exhibit 99.1
REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders of Compaq Computer Corporation

We have audited the accompanying consolidated balance sheet of Compaq Computer Corporation as of December 31, 2000, and the related consolidated statement of income, stockholders' equity, and cash flows for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Compaq Computer Corporation at December 31, 2000, and the consolidated results of its operations and its cash flows for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2000, the Company changed its method of accounting for certain product shipments.


                                                        /s/ Ernst and Young LLP

Houston, Texas
January 23, 2001

REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and Board of Directors of Compaq Computer Corporation

In our opinion, the consolidated balance sheet as of December 31, 1999 and the related consolidated statements of income, of cash flows and of stockholders' equity for each of the two years in the period ended December 31, 1999 present fairly, in all material respects, the financial position, results of operations and cash flows of Compaq Computer Corporation and its subsidiaries at December 31, 1999 and for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. We have not audited the consolidated financial statements of Compaq Computer Corporation for any period subsequent to December 31, 1999.


/s/ PricewaterhouseCoopers LLP
Houston, Texas
January 25, 2000

                           COMPAQ COMPUTER CORPORATION
                           CONSOLIDATED BALANCE SHEET

December 31 (In millions, except par value)                                  2000        1999
                                                                           --------    --------
ASSETS
Current assets:
   Cash and cash equivalents ...........................................   $  2,569    $  2,666
   Short-term investments ..............................................       --           636
   Trade accounts receivable, net ......................................      6,715       5,622
   Leases and other accounts receivable ................................      1,677       1,063
   Inventories .........................................................      2,161       2,008
   Other assets ........................................................      1,989       1,854
                                                                           --------    --------
       Total current assets ............................................     15,111      13,849

Property, plant and equipment, net .....................................      3,431       3,249
Other assets, net ......................................................      6,314      10,179
                                                                           --------    --------
       Total assets.....................................................   $ 24,856    $ 27,277
                                                                           ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Short-term borrowings ...............................................   $    711    $    453
   Accounts payable ....................................................      4,233       4,380
   Deferred income .....................................................      1,089         972
   Other liabilities ...................................................      5,516       6,033
                                                                           --------    --------
       Total current liabilities .......................................     11,549      11,838
                                                                           --------    --------

Long-term debt .........................................................        575        --
                                                                           --------    --------
Postretirement and other postemployment benefits .......................        652         605
                                                                           --------    --------
Commitments and contingencies
                                                                           --------    --------
Stockholders' equity:
   Preferred stock, $.01 par value
       Shares authorized: 10 million shares; shares issued: none .......       --          --
   Common stock and capital in excess of $.01 par value
       Shares authorized: 3 billion
       Shares issued:  2000 - 1,742 million; 1999 - 1,715 million ......      8,039       7,627
   Retained earnings ...................................................      5,347       4,948
   Accumulated other comprehensive income ..............................         27       2,919
   Treasury stock (shares:  2000 - 53 million; 1999 - 21 million) ......     (1,333)       (660)
                                                                           --------    --------
       Total stockholders' equity ......................................     12,080      14,834
                                                                           --------    --------
       Total liabilities and stockholders' equity.......................   $ 24,856    $ 27,277
                                                                           ========    ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           COMPAQ COMPUTER CORPORATION
                        CONSOLIDATED STATEMENT OF INCOME

Year ended December 31 (In millions, except per share amounts)       2000        1999        1998
                                                                   --------    --------    --------
Revenue:
    Products ...................................................   $ 35,667    $ 31,902    $ 27,372
    Services ...................................................      6,716       6,623       3,797
                                                                   --------    --------    --------
        Total revenue ..........................................     42,383      38,525      31,169
                                                                   --------    --------    --------
Cost of sales:
    Products ...................................................     27,624      25,263      21,383
    Services ...................................................      4,793       4,535       2,597
                                                                   --------    --------    --------
        Total cost of sales ....................................     32,417      29,798      23,980
                                                                   --------    --------    --------
Selling, general and administrative expense ....................      6,044       6,341       4,978
Research and development .......................................      1,469       1,660       1,353
Restructuring and related activities ...........................        (86)        868         393
Purchased in-process technology ................................       --          --         3,196
Other (income) expense, net ....................................      1,664      (1,076)        (69)
                                                                   --------    --------    --------
                                                                      9,091       7,793       9,851
                                                                   --------    --------    --------
Income (loss) before income taxes ..............................        875         934      (2,662)
Provision for income taxes .....................................        280         365          81
                                                                   --------    --------    --------
Income (loss) before cumulative effect of accounting change ....        595         569      (2,743)

Cumulative effect of accounting change, net of tax .............        (26)       --          --
                                                                   --------    --------    --------
Net income (loss) ..............................................   $    569    $    569    $ (2,743)
                                                                   ========    ========    ========
Earnings (loss) per common share:
Basic:
    Before cumulative effect of accounting change ..............   $   0.35    $   0.35    $  (1.71)
    Cumulative effect of accounting change, net of tax .........      (0.02)       --          --
                                                                   --------    --------    --------
                                                                   $   0.33    $   0.35    $  (1.71)
                                                                   ========    ========    ========
Diluted:
    Before cumulative effect of accounting change ..............   $   0.34    $   0.34    $  (1.71)
    Cumulative effect of accounting change, net of tax .........      (0.01)       --          --
                                                                   --------    --------    --------
                                                                   $   0.33    $   0.34    $  (1.71)
                                                                   ========    ========    ========
Shares used in computing earnings (loss) per common share:
    Basic ......................................................      1,702       1,693       1,608
                                                                   ========    ========    ========
    Diluted ....................................................      1,742       1,735       1,608
                                                                   ========    ========    ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           COMPAQ COMPUTER CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31 (In millions)                                           2000        1999        1998
                                                                             --------    --------    --------
Cash flows from operating activities:
     Net income (loss) ...................................................   $    569    $    569    $ (2,743)
     Adjustments to reconcile net income (loss) to net cash
        provided by operating activities:
           Depreciation and amortization .................................      1,407       1,402         893
           Investment impairment .........................................      1,756        --          --
           Gain on sale of businesses ....................................       --        (1,182)       --
           Restructuring and related activities ..........................        (86)        868         393
           Purchased in-process technology ...............................       --          --         3,196
           Deferred income taxes and other ...............................        (26)         21         (53)
           Changes in assets and liabilities, net of effects of
             acquired and divested businesses:
              Receivables ................................................     (1,920)        185      (1,736)
              Inventories ................................................        (72)        (97)        857
              Accounts payable ...........................................       (228)        135         589
              Other assets and liabilities ...............................       (835)       (598)       (518)
                                                                             --------    --------    --------
                  Net cash provided by operating activities ..............        565       1,303         878
                                                                             --------    --------    --------
Cash flows from investing activities:
      Capital expenditures, net ..........................................     (1,133)     (1,185)       (600)
      (Increase) decrease in short-term investments ......................        636        (636)        344
      Acquisition of businesses, net of cash acquired ....................       (370)       (517)     (1,413)
      Other investing activities, net ....................................       (364)       (131)       (798)
                                                                             --------    --------    --------
                  Net cash used in investing activities ..................     (1,231)     (2,469)     (2,467)
                                                                             --------    --------    --------
Cash flows from financing activities:
      Increase in short-term borrowings ..................................        258         453        --
      Issuance (repayment) of long-term debt .............................        575        --          (788)
      Common stock transactions, net .....................................       (365)        (93)         23
      Dividends to stockholders ..........................................       (170)       (136)        (95)
      Payments to retire Digital preferred stock .........................       --          (400)       --
      Other financing activities .........................................       --          --           (18)
                                                                             --------    --------    --------
                  Net cash provided by (used in) financing activities ....        298        (176)       (878)
                                                                             --------    --------    --------
Effect of exchange rate changes on cash and cash equivalents .............        271         (83)        140
                                                                             --------    --------    --------
                  Net decrease in cash and cash equivalents ..............        (97)     (1,425)     (2,327)
Cash and cash equivalents at the beginning of the year ...................      2,666       4,091       6,418
                                                                             --------    --------    --------
Cash and cash equivalents at the end of the year .........................   $  2,569    $  2,666    $  4,091
                                                                             ========    ========    ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           COMPAQ COMPUTER CORPORATION
                CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)


SUPPLEMENTAL CASH FLOW INFORMATION

Year ended December 31 (In millions)         2000          1999          1998
                                           --------      --------      --------
Interest paid ........................     $    288      $    152      $    175
Income taxes paid ....................     $    488      $    415      $    259

ACQUISITION OF BUSINESSES
Fair value of:
      Assets acquired ................     $    499      $    811      $ 16,124
      Liabilities assumed ............         (129)         (201)       (7,109)
      Stock issued ...................         --            --          (4,284)
      Options issued .................         --             (60)         (249)
                                           --------      --------      --------
Cash paid ............................          370           550         4,482
Less: Cash acquired ..................         --             (33)       (3,069)
                                           --------      --------      --------
Net cash paid for acquisitions .......     $    370      $    517      $  1,413
                                           ========      ========      ========
SALE OF BUSINESSES
Fair value of:
      Equity proceeds ................     $   --        $  1,597      $   --
      Note receivable ................         --             204          --
      Cash received ..................         --              70          --
                                           --------      --------      --------
                                               --           1,871          --
Less: Basis in net assets sold .......         --            (689)         --
                                           --------      --------      --------
Gain on sale of businesses ...........     $   --        $  1,182      $   --
                                           ========      ========      ========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           COMPAQ COMPUTER CORPORATION
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                            COMMON STOCK
                                                      ------------------------              ACCUMULATED
                                                                 PAR VALUE AND                 OTHER                      TOTAL
                                                      NUMBER OF   CAPITAL IN    RETAINED   COMPREHENSIVE   TREASURY    STOCKHOLDERS'
(In millions)                                          SHARES    EXCESS OF PAR  EARNINGS   INCOME (LOSS)    STOCK         EQUITY
                                                      ---------  -------------  --------   -------------   --------    -------------
Beginning balance, December 31, 1997 ..............       1,519  $       2,096  $  7,351   $         (18)  $   --     $       9,429
Comprehensive income:
   Net loss .......................................                               (2,743)                                    (2,743)
   Foreign currency translation adjustment ........                                                   20                         20
   Minimum pension liability adjustment ...........                                                  (38)                       (38)
                                                                                                                      -------------
Total comprehensive loss ..........................                                                                          (2,761)
                                                                                                                      -------------
   Issuance pursuant to stock option plans ........          36            407                                                  407
   Issuance pursuant to acquisitions ..............         141          4,533                                                4,533
   Stock option tax benefits and other ............           2            234                                                  234
   Cash dividends .................................                                 (107)                                      (107)
   Repurchase treasury stock, at cost .............                                                            (384)           (384)
                                                      ---------  -------------  --------   -------------   --------   -------------
Ending balance, December 31, 1998 .................       1,698  $       7,270  $  4,501   $         (36)  $   (384)  $      11,351
Comprehensive income:
   Net income .....................................                                  569                                        569
   Changes in unrealized gains and losses on
     investments, net of reclassifications ........                                                2,978                      2,978
   Foreign currency translation adjustment ........                                                  (26)                       (26)
   Minimum pension liability adjustment ...........                                                    3                          3
                                                                                                                      -------------
Total comprehensive income ........................                                                                           3,524
                                                                                                                      -------------
   Issuance pursuant to stock option plans ........          17            183                                                  183
   Issuance pursuant to acquisitions ..............                         32                                                   32
   Stock option tax benefits ......................                        142                                                  142
   Gain on redemption of Digital preferred stock ..                                   22                                         22
   Cash dividends .................................                                 (144)                                      (144)
   Repurchase of treasury stock, at cost ..........                                                            (276)           (276)
                                                      ---------  -------------  --------   -------------   --------   -------------
Ending balance, December 31, 1999 .................       1,715  $       7,627  $  4,948   $       2,919   $   (660)  $      14,834
Comprehensive income:
   Net income .....................................                                  569                                        569
   Changes in unrealized gains and losses on
     investments, net of reclassifications ........                                               (2,904)                    (2,904)
   Foreign currency translation adjustment ........                                                  (12)                       (12)
   Minimum pension liability adjustment ...........                                                   24                         24
                                                                                                                      -------------
Total comprehensive loss ..........................                                                                          (2,323)
                                                                                                                      -------------
   Issuance pursuant to stock plans ...............          27            308                                                  308
   Stock option tax benefits ......................                        104                                                  104
   Cash dividends .................................                                 (170)                                      (170)
   Repurchase of treasury stock, at cost ..........                                                            (673)           (673)
                                                      ---------  -------------  --------   -------------   --------   -------------
Ending balance, December 31, 2000 .................       1,742  $       8,039  $  5,347   $          27   $ (1,333)  $      12,080
                                                      =========  =============  ========   =============   ========   =============

              The accompanying notes are an integral part of these
                       consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS. Founded in 1982, Compaq Computer Corporation ("Compaq") is a leading global provider of enterprise technology and solutions. Compaq designs, develops, manufacturers and markets hardware, software, solutions and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, communication products, and desktop and portable personal computers that are sold in more than 200 countries.

      Compaq completed the acquisition of Digital Equipment Corporation ("Digital"), Shopping.Com ("SDC") and Zip2 Corp. ("Zip2") and purchased certain assets and liabilities of InaCom Corp. ("Inacom") in June 1998, February 1999, April 1999 and February 2000, respectively. These acquisitions were accounted for as purchases. In August 1999, Compaq sold a majority interest in SDC, Zip2 and the AltaVista Company, a business acquired in the Digital acquisition (collectively "AltaVista") to CMGI, Inc. ("CMGI"). Accordingly, Compaq's consolidated financial statements include the results of operations from the respective dates of acquisition through divestiture or December 31, 2000, as applicable.

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Compaq and its controlled subsidiaries. All significant intercompany transactions and balances have been eliminated.

USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS. Cash equivalents include highly liquid, temporary cash investments having original maturity dates of three months or less. Short-term investments include certificates of deposit, commercial paper and other investments not qualifying as cash equivalents. For reporting purposes, such cash equivalents and short-term investments are stated at cost plus accrued interest which approximates fair value.

INVENTORIES. Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

LONG-LIVED ASSETS. Property, plant and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives of the buildings (ten to thirty years) and by applying the straight-line or accelerated methods over the estimated useful lives of machinery and equipment (two to ten years). Leasehold improvements are amortized over the shorter of the useful life of the improvement or the life of the related lease. Compaq performs reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

LONG-TERM INVESTMENTS. Compaq holds minority equity investments in companies having operations or technology in areas within Compaq's strategic focus. Certain of the investments carry restrictions on immediate disposition. Investments in public companies with restrictions of less than one year are classified as available-for-sale and are adjusted to their fair market value with unrealized gains and losses recorded as a component of accumulated other comprehensive income. Upon disposition of these investments, the specific identification method is used to determine the cost basis in computing realized gains or losses. Declines in value that are judged to be other than temporary are reported in other income and expense.

INTANGIBLE ASSETS. Intangible assets primarily relate to the value of the installed customer base, proven research and development, and trademarks of companies acquired, as well as capitalized software and goodwill. The cost of the installed customer base, proven research and development, trademarks, capitalized software and goodwill is amortized on a straight-line basis over the estimated lives of fifteen years, five years, five years, up to three years and up to ten years, respectively. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

REVENUE RECOGNITION. Compaq recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is probable. Generally, these criteria are met at the time product is shipped. Provision is made at the time the related revenue is recognized for estimated product returns, price protection and other offerings which may occur under programs Compaq has with its customers. Compaq provides for the estimated cost of product warranties upon shipment. When other significant obligations remain after products are delivered, revenue is recognized only after such obligations are fulfilled. Revenue from fixed price, long-term contracts is generally recognized over the contract term using the percentage of completion method, based on the achievement of external milestones. Losses on fixed price contracts are recognized during the period in which the loss first becomes apparent. Revenue in excess of billings on service contracts is recorded as unbilled receivables and is included in trade accounts receivable. Billings in excess of revenue recognized on service contracts are recorded as deferred income until revenue recognition criteria are met. Revenue earned from services is recognized ratably over the contractual period or as the services are performed. Shipping and handling costs are included in cost of goods sold.

FINANCING TRANSACTIONS. Compaq offers customer financing to assist customers in their acquisition of Compaq's products through its leasing subsidiary, Compaq Financial Services Corporation ("CFS"). At the time a financing transaction is consummated, which qualifies as either a sales-type or direct financing lease, Compaq records the total lease receivable net of unearned income and the estimated residual value of the equipment. The non-current portion of lease receivables and the residual value, net of unearned income, are included in long-term other assets. Unearned income is recognized as finance income using the interest method over the term of the lease. Leases not qualifying as either sales-type or direct financing leases are accounted for as operating leases. The underlying equipment is depreciated on a straight-line basis over the initial term of the operating lease to its estimated residual value.

ADVERTISING COSTS. Advertising costs are charged to operations when incurred. Advertising expenses for 2000, 1999 and 1998 were $370 million, $385 million and $336 million, respectively.

FOREIGN CURRENCY. Compaq's foreign subsidiaries predominately have the U.S. dollar designated as their functional currency. Financial statements of these foreign subsidiaries are remeasured to U.S. dollars for consolidation purposes using current rates of exchange for monetary assets and liabilities and historical rates of exchange for nonmonetary assets and related elements of expense. Revenue and other expense elements are remeasured at rates that approximate the rates in effect on the transaction dates. Remeasurement gains and losses are included in other income and expense. Certain foreign subsidiaries designate the local currency as their functional currency and related cumulative translation adjustments are included as a component of accumulated other comprehensive income.

INCOME TAXES. Compaq accounts for income taxes under Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Compaq records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

EARNINGS PER COMMON SHARE. Basic earnings (loss) per common share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per common share is computed using the combination of dilutive common share equivalents and the weighted average number of common shares outstanding during the period. Incremental shares of 40 million and 42 million in 2000 and 1999, respectively, were used in the calculation of diluted earnings per common share. Diluted loss per common share for 1998 is based only on the weighted average number of common shares outstanding during the period, as the inclusion of 60 million common share equivalents would have been antidilutive. Stock options to purchase 107 million, 66 million and 13 million shares of common stock in 2000, 1999 and 1998, respectively, were outstanding but not included in the computation of diluted earnings (loss) per common share because the option exercise price was greater than the average market price of the common shares. For the year ended December 31, 1999, net income used in the calculation of earnings per common share was adjusted to include a $22 million gain on redemption of Digital preferred stock.

STOCK-BASED COMPENSATION. Compaq measures compensation expense for its stock-based employee compensation plans using the intrinsic value method, and has provided in Note 8 the pro forma disclosure of the effect on net income
(loss) and earnings (loss) per common share as if the fair value based method had been applied in measuring compensation expense.

COMPREHENSIVE INCOME (LOSS). Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under accounting principles generally accepted in the United States are included in comprehensive income (loss) but are excluded from net income (loss) as these amounts are recorded directly as an adjustment to stockholders' equity, net of tax. Compaq's other comprehensive income (loss) is composed of unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments and adjustments made to recognize additional minimum liabilities associated with Compaq's defined benefit pension plans. Amounts relating to realized investment gains and losses and investment impairment charges are reclassified from other comprehensive income as they are included in net income.

SEGMENT DATA. Compaq reports segment data based on the management approach which designates the internal reporting that is used by management for making operating decisions and assessing performance as the source of Compaq's reportable operating segments. Compaq also discloses information about products and services, geographical areas and major customers.

RECENT PRONOUNCEMENTS. Effective January 1, 2001, Compaq adopted Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended ("FAS 133"). This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The impact of the adoption will be based on factors such as specific derivative and hedging activities, market conditions and contractual arrangements at the date of adoption. The effect of the adoption will not have a significant impact on Compaq's financial position or results of operations in 2001.

RECLASSIFICATIONS. Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2. ACCOUNTING CHANGE

      Effective January 1, 2000, Compaq adopted Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS, as amended ("SAB 101"), issued by the Securities and Exchange Commission in December 1999. Compaq's adoption of SAB 101 resulted in a change in method of accounting for certain revenue product shipments. The cumulative effect of this accounting change was $38 million ($26 million, net of tax). The accounting change did not have a material effect on revenue and quarterly earnings during 2000. Compaq has restated its results for the first three quarters of the year ended December 31, 2000, as reflected in the Selected Quarterly Financial Data on page 27. Pro forma results for prior years are not disclosed due to immateriality.

NOTE 3. ACQUISITIONS AND DIVESTITURES

      In February 2000, Compaq acquired certain configuration and distribution assets of Inacom, a provider of information technology services and products, for approximately $370 million in cash and the assumption of certain related liabilities. This acquisition was accounted for as a purchase. The estimated purchase price was allocated to the assets acquired and liabilities assumed, including goodwill of $230 million which is being amortized on a straight-line basis over a period of ten years. Pro forma statements of operations reflecting this acquisition are not shown as such disclosure is not material.

      In August 1999, Compaq sold an 81.5 percent equity interest in AltaVista for approximately 38 million CMGI common shares, CMGI preferred shares convertible into 3.6 million CMGI common shares and a $220 million three-year note receivable. In October 1999, CMGI converted the CMGI preferred shares held by Compaq into 3.6 million CMGI common shares. The CMGI common shares acquired by Compaq in this transaction carry certain restrictions whereby Compaq may not sell more than 50 percent (20.8 million) of such shares prior to August 2001. Total consideration received from CMGI was valued at $1.8 billion. After adjusting for the net assets sold and for the expenses associated with the divestiture, Compaq realized a gain of approximately $1.2 billion ($670 million, net of tax). Compaq accounts for its minority investments in CMGI and AltaVista under the cost method. All CMGI share information reflects CMGI's two-for-one stock split, effective January 2000.

      In April 1999, Compaq acquired Zip2 for an aggregate purchase price of $341 million consisting of $307 million in cash, the issuance of employee stock options to purchase AltaVista stock with a fair value of $28 million and other acquisition costs. In February 1999, Compaq acquired SDC for an aggregate purchase price of $257 million consisting of $219 million in cash, the issuance of employee stock options to purchase Compaq stock with a fair value of $32 million and other acquisition costs. These transactions were accounted for as purchases.

      In June 1998, Compaq consummated its acquisition of Digital for an aggregate purchase price of $9.1 billion. The purchase price consisted of approximately $4.5 billion in cash, the issuance of approximately 141 million shares of Compaq common stock valued at approximately $4.3 billion and the issuance of approximately 25 million options to purchase Compaq common stock valued at approximately $249 million. This acquisition was accounted for as a purchase. The unaudited consolidated pro forma information for 1998 as if Compaq and Digital had been combined as of the beginning of 1998 included revenue and net income of $36.4 billion and $275 million, respectively, and basic and diluted earnings per common share of $0.16 each.

NOTE 4. CERTAIN BALANCE SHEET COMPONENTS

      Compaq's trade accounts receivable are reported net of allowance for doubtful accounts of $211 million and $222 million at December 31, 2000 and 1999, respectively. Other current assets include deferred tax assets of $1.7 billion and $1.5 billion at December 31, 2000 and 1999, respectively. The net investment in lease receivables consisted of the following:


December 31 (In millions)                                 2000           1999
                                                        -------         -------
Minimum lease payment receivable ...............        $ 1,868         $ 1,160
Unguaranteed residual values ...................            122              59
Initial direct costs ...........................             21              12
Allowance ......................................            (27)            (12)
Unearned income ................................           (217)           (118)
                                                        -------         -------
                                                        $ 1,767         $ 1,101
                                                        =======         =======

      Contractual maturities of Compaq's lease receivables at December 31, 2000 were $866 million in 2001, $601 million in 2002, $328 million in 2003, $66 million in 2004 and $7 million in 2005. Compaq also leases its products to customers under operating leases. Minimum future rentals under operating leases at December 31, 2000 were $426 million in 2001, $244 million in 2002 and $48 million in 2003.

      Inventories consisted of the following:

December 31 (In millions)                               2000           1999
                                                       ------         ------
Raw material .............................             $  540         $  448
Work-in-progress .........................                298            394
Finished goods ...........................              1,323          1,166
                                                       ------         ------
                                                       $2,161         $2,008
                                                       ======         ======


      Property, plant and equipment consisted of the following:

December 31 (In millions)                                   2000         1999
                                                          --------     --------
Land .................................................    $    342     $    342
Buildings and leasehold improvements .................       1,493        1,572
Machinery and equipment ..............................       3,786        3,095
Equipment leased to third parties ....................       1,166          741
Construction-in-process ..............................         261          301
                                                          --------     --------
                                                             7,048        6,051
Less: Accumulated depreciation .......................      (3,617)      (2,802)
                                                          --------     --------
                                                          $  3,431     $  3,249
                                                          ========     ========

      Depreciation expense totaled $1.1 billion, $839 million and $606 million in 2000, 1999 and 1998, respectively. Accumulated depreciation related to equipment leased to third parties was $422 million and $224 million at December 31, 2000 and 1999, respectively.

      Other non-current assets consisted of the following:


December 31 (In millions)                               2000           1999
                                                      --------       --------
Investments ..................................        $    864       $  6,617
Intangible assets ............................           2,637          2,351
Deferred income taxes ........................           1,604            342
Other assets .................................           2,032          1,442
                                                      --------       --------
                                                         7,137         10,752
Less: Accumulated amortization ...............            (823)          (573)
                                                      --------       --------
                                                      $  6,314       $ 10,179
                                                      ========       ========

      Amortization expense related to intangible assets totaled $313 million, $563 million and $287 million in 2000, 1999 and 1998, respectively. The cost basis and fair value of Compaq's available-for-sale securities at December 31, 2000 was $350 million and $461 million, respectively. Gross unrealized gains and gross unrealized losses related to these investments at December 31, 2000 were $132 million ($86 million, net of tax) and $21 million ($14 million, net of tax), respectively. At December 31, 1999, the cost basis and fair value of available-for-sale securities was $857 million and $5.4 billion, respectively, and the cumulative unrealized gain was $4.6 billion ($3.0 billion, net of tax). Compaq made cash purchases of investments of approximately $480 million and $89 million during 2000 and 1999, respectively.

      Other current liabilities consisted of the following:


December 31 (In millions)                                     2000        1999
                                                            --------    --------
Salaries, wages and related items ......................    $    922    $    644
Accrued restructuring costs ............................         343       1,002
Income taxes payable ...................................         769         992
Accrued warranties .....................................         938         937
Other accrued liabilities ..............................       2,544       2,458
                                                            --------    --------
                                                            $  5,516    $  6,033
                                                            ========    ========

NOTE 5. BORROWINGS

      Compaq has a $2.2 billion revolving credit facility that expires in September 2001 and a $3.0 billion revolving credit facility that expires in October 2002. The facilities bear interest at LIBOR plus 0.625 percent and LIBOR plus 0.325 percent, respectively. Fees associated with these facilities are immaterial. Both of these facilities were unused at December 31, 2000 and 1999. Compaq also operates two short-term commercial paper programs: a $1.5 billion program in the name of Compaq Computer Corporation and a $1.0 billion program in the name of CFS. Both programs are supported by the $3.0 billion credit facility. Outstanding commercial paper reduces available borrowings under this credit facility. At December 31, 2000, Compaq had $418 million and $218 million in commercial paper outstanding under the Compaq and CFS programs, respectively, with a weighted average interest rate of 7.5 percent. The carrying amounts of the borrowings under the commercial paper program approximate their fair value. Additionally, Compaq maintains various uncommitted lines of credit, which totaled approximately $275 million at December 31, 2000. There were no outstanding borrowings against these lines at December 31, 2000 and 1999.

      Compaq filed a $2.0 billion shelf registration statement for debt securities with the Securities and Exchange Commission during the second quarter of 2000. In August 2000, Compaq placed under the registration statement $300 million of unsecured 7.65 percent notes that mature on August 1, 2005, and $275 million of unsecured 7.45 percent notes that mature on August 1, 2002 (collectively, the "Notes"), unless previously redeemed. Interest will be paid on the Notes on February 1 and August 1 of each year, beginning on February 1, 2001. The fair value of the Notes approximates carrying value. The financing is for general corporate purposes (including investments in CFS and other subsidiaries), capital expenditures and repayment of outstanding indebtedness (including commercial paper issued for working capital purposes). Compaq has the capacity to issue an additional $1.4 billion of debt securities under the shelf registration statement.

NOTE 6. OTHER INCOME AND EXPENSE

      Other (income) expense consisted of the following:

Year ended December 31 (In millions)             2000        1999        1998
                                               --------    --------    --------
Investment (income) loss, net ..............   $  1,568    $    (67)   $     (9)
Gain on sale of businesses .................       --        (1,182)       --
Interest and dividend income ...............       (276)       (196)       (287)
Interest expense ...........................        273         211         166
Currency losses, net .......................         75         136          16
Other, net .................................         24          22          45
                                               --------    --------    --------
                                               $  1,664    $ (1,076)   $    (69)
                                               ========    ========    ========


      Net investment loss in 2000 included a $1.8 billion ($1.1 billion, net of tax) impairment charge for certain equity investments judged to have experienced an other than temporary decline in value, a $252 million ($164 million, net of tax) realized gain on the sale of available-for-sale securities and a $77 million loss from investments accounted for under the equity method. Net investment income in 1999 included a $126 million ($82 million, net of tax) realized gain on the sale of available-for-sale securities and a $52 million loss from investments accounted for under the equity method. Proceeds associated with the sale of available-for-sale securities were $264 million and $149 million in 2000 and 1999, respectively.


NOTE 7. PROVISION FOR INCOME TAXES

      The components of income (loss) before provision for income taxes were as follows:


Year ended December 31 (In millions)        2000          1999           1998
                                          --------      --------       --------
Domestic ...........................      $    200      $     94       $ (4,782)
Foreign ............................           675           840          2,120
                                          --------      --------       --------
                                          $    875      $    934       $ (2,662)
                                          ========      ========       ========

      The provisions for income taxes charged to operations were as follows:


Year ended December 31 (In millions)             2000        1999        1998
                                               --------    --------    --------
Current tax expense (benefit)
  U.S. federal .............................   $    (91)   $      1    $    (92)
  State and local ..........................          5          11          (9)
  Foreign ..................................        353         460         312
                                               --------    --------    --------
     Total current .........................        267         472         211
                                               --------    --------    --------
Deferred tax expense (benefit)
  U.S. federal .............................        (91)         47        (429)
  State and local ..........................         (2)         43         (11)
  Foreign ..................................        106        (197)        310
                                               --------    --------    --------
     Total deferred ........................         13        (107)       (130)
                                               --------    --------    --------
     Total provision .......................   $    280    $    365    $     81
                                               ========    ========    ========

      The reasons for the differences between income tax expense and amounts calculated using the U.S. statutory rate of 35 percent were as follows:

Year ended December 31 (In millions)             2000        1999        1998
                                               --------    --------    --------
Tax expense (benefit) at U.S. statutory rate.  $    306    $    327    $   (932)
Foreign tax effect, net .....................      --           (31)        (40)
Non-deductible purchased in-process
  technology ................................      --          --         1,119
Release of valuation allowance ..............      --          --           (77)
Disposition of businesses ...................      --            77        --
Recovery of operating subsidiary stock basis.       (61)       --          --
Other, net ..................................        35          (8)         11
                                               --------    --------    --------
      Total provision........................  $    280    $    365    $     81
                                               ========    ========    ========

      Compaq's 2000 effective tax rate was primarily affected by the recovery of tax basis in the stock of Microcom, Inc., a former operating subsidiary which was acquired in 1997. In addition, Compaq decreased the level of activity of its Singaporean manufacturing subsidiary which, when considered with other foreign effects, reduced the beneficial foreign tax effect as had occurred in previous years.

      The Singapore tax holiday for manufacturing operations will continue through August 2001 and could be extended through August 2004 if cumulative investment levels and other conditions are maintained. Compaq ceased utilization of a portion of its Singaporean manufacturing subsidiary's production capacity during 2000. Consequently, the profitability of this facility has decreased significantly resulting in a corresponding decrease in the impact of the tax holiday on Compaq's effective tax rate during 2000.

      Compaq's 1999 effective tax rate was primarily affected by benefits from its Singaporean manufacturing subsidiary's tax holiday and by incremental taxes resulting from the disposition of AltaVista. In connection with the 1998 acquisition of Digital, Compaq recorded non-recurring, non-tax-deductible charges for purchased in-process technology of approximately $3.2 billion.

      Compaq has determined that the undistributed earnings of certain foreign subsidiaries will be permanently reinvested. As a result of these determinations, no incremental tax is reflected for the earnings of Compaq's Singaporean manufacturing subsidiary or for the earnings of certain other foreign subsidiaries. These earnings would become subject to incremental Foreign withholding, federal and state income tax if they were actually or deemed to be remitted to the U.S. Compaq estimates an additional tax provision of approximately $2.1 billion would be required if the full amount of approximately $6.2 billion in accumulated earnings were actually or deemed distributed to the U.S.

      Compaq recorded a gross deferred tax asset of approximately $2.8 billion in conjunction with the acquisition of Digital in 1998. This gross deferred tax asset was reduced by a valuation allowance of $562 million, resulting in a net increase in the deferred tax asset of approximately $2.2 billion in 1998. The valuation allowance consisted principally of pre-acquisition tax loss carryforwards and credit carryforwards incurred by Digital which management has determined are more likely than not to expire unused. The valuation allowance was reduced by $95 million during 2000 and $152 million during 1999 as a result of tax loss and credit carryforward expirations.

      During 1998, Compaq recorded $65 million of other tax loss and credit carryforwards for which a full valuation allowance was provided due to uncertainty surrounding their realizability. In addition, the valuation allowance was reduced by $77 million to reflect Tandem Computers Incorporated ("Tandem") credit carryforwards which, as a result of the liquidation of the U.S. Tandem parent company at the close of 1998, are now believed more likely than not to be realized. This reduction in the valuation allowance resulted in a tax benefit in the 1998 deferred income tax provision.

      Deferred tax assets (liabilities) were as follows:


 December 31 (In millions)                                   2000        1999
                                                           --------    --------

 Loss carryforwards ....................................   $    379    $  1,230
 Credit carryforwards ..................................      1,109         960
 Accrued liabilities ...................................        748         655
 Tax versus financial reporting year-end ...............        446        --
 Capitalized research and development costs ............        349         449
 Receivable allowances and related reserves ............        278         380
 Inventory adjustments .................................        347         341
 Other .................................................        514         273
                                                           --------    --------
     Gross deferred tax assets .........................      4,170       4,288
                                                           --------    --------
 Equity investments ....................................        (46)     (1,604)
 Intangible assets .....................................       (333)       (382)
 Other .................................................        (87)        (27)
                                                           --------    --------
     Gross deferred tax liabilities ....................       (466)     (2,013)
                                                           --------    --------
 Deferred tax asset valuation allowance ................       (434)       (529)
                                                           --------    --------
     Total deferred tax assset..........................   $  3,270    $  1,746
                                                           ========    ========


      Tax loss carryforwards will generally expire between 2001 and 2020. Credit carryforwards will generally expire between 2001 and 2014. U.S. tax laws limit the annual utilization of tax loss and credit carryforwards of acquired entities. These limitations should not materially impact the utilization of the tax carryforwards.

NOTE 8. EMPLOYEE STOCK PLANS

      Compaq maintains various stock plans for its employees. Options to employees are generally granted at the fair market value of the common stock at the date of grant and generally vest over two to five years. Options granted to employees under Compaq's stock option plans must be exercised no later than ten years from the date of grant. The vesting period and option life for grants to employees are at the discretion of the Board of Directors (the "Board").

      Compaq also maintains plans under which it offers stock options to non-employee directors. Pursuant to the terms of the plans under which directors are eligible to receive options, each non-employee director is entitled to receive options to purchase common stock upon initial appointment to the Board (initial grants) and upon subsequent reelection to the Board (annual grants). Initial grants are exercisable during the period beginning one year after initial appointment to the Board and ending ten years after the date of grant. Annual grants vest over two years and are exercisable thereafter until the tenth anniversary of the date of grant. Both initial grants and annual grants have an exercise price equal to the fair market value of Compaq's common stock on the date of grant. Additionally, directors may elect to receive stock options in lieu of all or a portion of the annual retainer to be earned. Such options are granted at 50 percent of the price of Compaq's common stock at the date of grant and are exercisable during the period beginning one year after the grant date and ending ten years after the grant date. The expense resulting from options granted at 50 percent of the price of Compaq's common stock at the grant date is charged to operations over the vesting period.

      Compaq had approximately 2 million shares of restricted stock outstanding at December 31, 2000. Compaq records unearned compensation equal to the market value of the restricted shares on the date of grant and charges the unearned compensation to expense over the vesting period.

      At December 31, 2000, there were 336 million shares of common stock reserved for issuance under all of Compaq's stock option plans. For all plans, options of 107 million, 101 million and 88 million shares were exercisable at December 31, 2000, 1999 and 1998 with a weighted average exercise price of $20.16, $16.13 and $11.76, respectively. There were 31 million, 123 million and 217 million shares available for grant under the plans at December 31, 2000, 1999 and 1998, respectively.

      The following table summarizes stock option activity for each of the three years ended December 31:

                                                          SHARES                                 WEIGHTED AVERAGE
                                                        IN MILLIONS        PRICE PER SHARE       PRICE PER SHARE
                                                        -----------     --------------------     ----------------
  OPTIONS OUTSTANDING, DECEMBER 31, 1997.............           171                                   $   13.63
      Options granted in the acquisition of Digital..            25     $  5.94  -   $ 39.23              22.23
      Options granted................................            13     $ 14.44  -   $ 42.00              33.35
      Options lapsed or canceled.....................           (16)                                      21.84
      Options exercised..............................           (36)    $  1.30  -   $ 39.23              11.39
                                                        -----------                              ----------------
  OPTIONS OUTSTANDING, DECEMBER 31, 1998.............           157                                       16.37
      Options granted................................           118     $  3.36  -   $ 47.63              31.42
      Options lapsed or canceled.....................           (24)                                      28.18
      Options exercised..............................           (17)    $  1.30  -   $ 39.23               9.66
                                                        -----------                              ----------------
  OPTIONS OUTSTANDING, DECEMBER 31, 1999.............           234                                       23.37
      Options granted................................           119     $ 15.04  -   $ 34.08              22.74
      Options lapsed or canceled.....................           (30)                                      29.99
      Options exercised..............................           (23)    $  1.58  -   $ 31.25              10.40
                                                        -----------                              ----------------
  OPTIONS OUTSTANDING, DECEMBER 31, 2000.............           300                                   $   23.45
                                                        ===========                              ----------------

      The following table summarizes significant ranges of outstanding and exercisable options at December 31, 2000:

                             OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                    ---------------------------------------     -----------------------
                                     WEIGHTED     WEIGHTED                     WEIGHTED
                                     AVERAGE       AVERAGE                     AVERAGE
   RANGES OF           SHARES       REMAINING     EXERCISE        SHARES       EXERCISE
EXERCISE PRICES     IN MILLIONS   LIFE IN YEARS     PRICE       IN MILLIONS     PRICE
----------------    -----------   -------------   ---------     -----------    --------
     under $5.00          15            1.8       $    3.20          15        $   3.20
   5.01 to 10.00          20            3.7            8.82          20            8.82
  10.01 to 15.00           8            4.3           12.40           8           12.36
  15.01 to 20.00          77            9.0           17.67          13           16.22
  20.01 to 25.00          20            7.5           23.25          10           23.27
  25.01 to 30.00         122            8.7           26.54          22           26.61
     over $30.00          38            7.1           43.34          19           42.34
                    -----------   -------------   ---------     -----------    --------
                         300            7.7       $   23.45         107        $  20.16
                    ===========   =============   =========     ===========    ========

      In April 1999, Compaq's stockholders approved the Compaq Computer Corporation Employee Stock Purchase Plan (the "ESPP") which became effective in April 2000. Most employees are eligible to participate. Employees who choose to participate are granted an option to purchase common stock at 85 percent of market value on the first or last day of the six month purchase period, whichever is lower. The ESPP authorizes the issuance, and the purchase by employees, of up to 25 million shares of common stock through payroll deductions. No employee is allowed to buy more than $25,000 of common stock in any year, based on the market value of the common stock at the beginning of the purchase period. During 2000, employees purchased approximately 2 million shares for approximately $61 million under the ESPP. At December 31, 2000, there were approximately 23 million shares available for future purchases under the ESPP.

      The weighted average fair value per share of options granted during 2000, 1999 and 1998 was $11.80, $13.22 and $12.95, respectively. The weighted average fair value per share of options granted under the ESPP during 2000 was $8.62. The fair value for these options was estimated using the Black-Scholes model with the following weighted average assumptions:

                                                    STOCK OPTIONS                ESPP
                                           --------------------------------    --------
  Year ended December 31                     2000        1999        1998        2000
                                           --------    --------    --------    --------
Expected option life (in years).........          6           5           5         0.5
Risk-free interest rate ................        5.0%        5.5%        4.6%        6.3%
Volatility .............................       49.7%       39.8%       33.5%       55.9%
Dividend yield .........................        0.4%        0.3%        0.2%        0.4%


      The table that follows summarizes the pro forma effect on net income
(loss) in the year presented if the fair values of stock-based compensation had been recognized as compensation expense on a straight-line basis over the vesting period of the grant. The following pro forma effect on net income (loss) for the years presented is not representative of the pro forma effect on net income (loss) in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

Year ended December 31 (In millions, except per share amounts)             2000       1999       1998
                                                                         --------   --------   --------
Income (loss) before income taxes:
    As reported ......................................................   $    875   $    934   $ (2,662)
    Pro forma ........................................................        293        623     (2,832)

Net income (loss):
    As reported ......................................................        569        569     (2,743)
    Pro forma ........................................................        191        367     (2,854)

Diluted earnings (loss) per share:
    As reported ......................................................       0.33       0.34      (1.71)
    Pro forma ........................................................       0.11       0.23      (1.77)

NOTE 9. STOCKHOLDERS' EQUITY

      On December 29, 2000, the Board approved a cash dividend of $0.025 per share of common stock, or approximately $43 million, to stockholders of record as of December 31, 2000 to be paid in 2001. Total dividends declared in 2000, 1999 and 1998 were $170 million ($0.10 per share), $144 million ($0.085 per share) and $107 million ($0.065 per share), respectively.

      During 1998, a systematic common stock repurchase program was authorized by the Board and implemented by Compaq. Compaq repurchased approximately 10 million shares during 2000, for a cost of approximately $303 million under this program. The program was implemented to reduce the dilutive impact of common shares issued under Compaq's equity incentive plans. On December 1, 2000, the Board authorized a new program for the repurchase of up to $1 billion of Compaq common shares. The systematic repurchase program initiated in 1998 has been suspended while this new program is in effect. During 2000, total shares repurchased to date under the new plan were 22 million, for a cost of approximately $370 million. Compaq accounts for treasury stock using the cost method.

      In April 1999, Compaq redeemed the four million outstanding shares of the Digital Series A 8-7/8 percent Cumulative Preferred Stock, par value $1.00 per share. The redemption price was $400 million, plus accrued and unpaid dividends of $9 million. Compaq realized a gain of $22 million on the redemption that was recorded directly to retained earnings.

NOTE 10. PENSION AND OTHER BENEFIT PROGRAMS

      Compaq sponsors a number of defined benefit and other postretirement employee benefit plans ("OPEB Plans") that were acquired in the Digital acquisition. Benefits under the defined benefit pension plans are generally based on pay and service. In the U.S., the defined benefit plan is a cash balance plan, under which the benefit is usually paid as a lump sum.

        Compaq recorded an additional minimum liability as of December 31, 2000 and 1999 totaling $33 million and $78 million, respectively, for plans where the accumulated benefit obligation exceeded the fair market value of assets.

      The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for which the accumulated benefit obligations exceed plan assets approximated $401 million, $324 million and $154 million, respectively, for the year ended December 31, 2000, and $353 million, $332 million and $161 million for the year ended December 31, 1999. The measurement dates of the plans were October 31, 2000 and 1999.

      Information regarding Compaq's defined benefit and OPEB Plans was as follows:

                                                                     YEAR ENDED DECEMBER 31, 2000    YEAR ENDED DECEMBER 31, 1999
                                                                     ----------------------------    ----------------------------
                                                                      DEFINED BENEFIT      OPEB       DEFINED BENEFIT      OPEB
                                                                       PENSION PLANS       PLANS       PENSION PLANS       PLANS
                                                                     ------------------   -------    ------------------   -------
(In millions, except assumptions)                                      U.S.    FOREIGN      (1)       U.S.     FOREIGN      (1)
                                                                     -------   --------   -------    -------   --------   -------
Change in benefit obligation
  Benefit obligation at beginning of year .........................  $ 2,085   $  1,728   $   344    $ 2,203   $  1,831   $   335
  Service cost ....................................................       40         66         6         41         65        10
  Interest cost ...................................................      147         94        25        140         96        24
  Actuarial (gain) loss............................................     (127)       144       (11)       (99)       (37)        5
  Curtailment (gain) loss .........................................     --           (7)     --           13        (55)       (7)
  Benefits paid ...................................................     (204)       (70)      (30)      (213)      (120)      (27)
  Currency loss ...................................................     --         (172)       (1)      --         (101)       (1)
  Other ...........................................................     --          (16)        5       --           49         5
                                                                     -------   --------   -------    -------   --------   -------
    Projected benefit obligation at end of year ...................    1,941      1,767       338      2,085      1,728       344
                                                                     -------   --------   -------    -------   --------   -------
Change in plan assets
  Fair value of plan assets at beginning of year ..................    2,371      1,827      --        2,198      1,813      --
  Actual return on plan assets ....................................      174        233      --          381        209      --
  Benefits paid ...................................................     (204)       (70)      (30)      (213)      (120)      (26)
  Currency loss ...................................................     --         (161)     --         --         (114)     --
  Other ...........................................................        3          5        30          5         39        26
                                                                     -------   --------   -------    -------   --------   -------
     Fair value of plan assets at end of year .....................    2,344      1,834      --        2,371      1,827      --
                                                                     -------   --------   -------    -------   --------   -------
Funded status .....................................................      403         67      (338)       286         99      (344)
Unrecognized net actuarial (gain) loss ............................     (179)        82       (22)       (94)       124       (11)
Unrecognized prior service cost ...................................     --           50         3       --           45         4
                                                                     -------   --------   -------    -------   --------   -------
  Prepaid (accrued) benefit cost ..................................      224        199      (357)       192        268      (351)
  Contributions after measurement date ............................     --            8      --         --            5      --
                                                                     -------   --------   -------    -------   --------   -------
     Prepaid (accrued) benefit cost ...............................  $   224   $    207   $  (357)   $   192   $    273   $  (351)
                                                                     =======   ========   =======    =======   ========   =======
Amounts included in the Consolidated Balance Sheet are composed of:
  Prepaid benefit cost ............................................  $   230   $    344  $   --      $   199   $    377   $  --
  Accrued benefit liability .......................................       (6)      (170)     (357)        (8)      (182)     (351)
  Other assets ....................................................     --           22      --         --           44      --
  Accumulated other comprehensive income ..........................     --           11      --            1         34      --
                                                                     -------   --------   -------    -------   --------   -------
    Net amount recognized .........................................  $   224   $    207   $  (357)   $   192   $    273   $  (351)
                                                                     -------   --------   -------    -------   --------   -------
Weighted average assumptions as of October 31
  Discount rate ...................................................     8.00%      5.75%     8.00%      7.50%      5.75%     7.50%
  Expected return on plan assets ..................................     9.00%      7.35%      N/A       9.00%      7.50%      N/A
  Rate of compensation increase ...................................     4.50%      3.60%      N/A       4.50%      3.30%      N/A
  Health care cost trend rate, current year .......................      N/A        N/A      5.50%       N/A        N/A      5.50%
  Health care cost trend rate, ultimate year ......................      N/A        N/A      5.00%       N/A        N/A      5.00%
  Trend rate decreases to the ultimate rate in the year ...........      N/A        N/A      2001        N/A        N/A      2001

Components of net periodic benefit cost
  Service cost ....................................................  $    40   $     66   $     6    $    41   $     65   $    10
  Interest cost ...................................................      147         94        25        140         96        24
  Expected return on plan assets ..................................     (199)      (125)     --         (191)      (138)     --
  Settlement/curtailment gain .....................................      (17)        (3)     --           (9)        (4)       (7)
  Other ...........................................................     --            9         1        --           3        (1)
                                                                     -------   --------   -------    -------   --------   -------
    Net periodic pension cost .....................................  $   (29)  $     41   $    32    $   (19)  $     22   $    26
                                                                     =======   ========   =======    =======   ========   =======

(1) The OPEB Plans are consolidated to include both U.S. and foreign results. Foreign results are immaterial for separate disclosure.

      Assumed healthcare cost trend rates could have an effect on the amounts reported for the healthcare plans. A one-percentage point increase in rates would result in an increase of $3 million in the total service and interest costs components and a $34 million increase in the postretirement benefit obligation. Conversely, a one-percentage point decrease in rates would result in a decrease of $3 million in total service and interest costs and a $29 million decrease in the postretirement benefit obligation.

      Compaq has defined contribution plans under which Compaq makes matching contributions based on employee contributions. These plans are intended to qualify as deferred compensation plans under Section 401(k) of the Internal Revenue Code of 1986. Contributions are invested at the direction of the employee in one or more funds, including a fund that consists of common stock of Compaq. Amounts charged to expense were $138 million, $121 million and $98 million in 2000, 1999 and 1998, respectively.

      Compaq has an incentive compensation plan for the majority of its employees. Payments under the plan are based on a uniform percentage of employees' base pay as determined by a matrix using financial performance as defined by the plan and customer satisfaction results. Payments are made semiannually. Amounts charged to expense were $106 million, $26 million and $68 million in 2000, 1999 and 1998, respectively.

NOTE 11. RESTRUCTURING AND RELATED ACTIVITIES

      During 2000, Compaq substantially completed all of the actions contemplated under the 1998 and 1999 restructuring plans. In December 2000, Compaq reversed excess reserves of $86 million for employee separations, facility closure costs and other costs related to the 1999 plan. Accrued costs under both plans at December 31, 2000 include amounts for actions that have already been taken, but for which expenditures have not yet been made.

      In September 1999, Compaq's management approved a restructuring plan to realign Compaq's organization, reduce infrastructure and overhead, and eliminate excess and duplicative facilities. Restructuring and related charges of $868 million ($600 million, net of tax) were expensed. These charges were composed of $787 million of accrued restructuring costs, $58 million of related asset impairment charges and a $23 million pension curtailment loss to recognize a change in Compaq's projected pension benefit obligation in connection with employee separations. Costs for employee separations related to approximately 7,000 employees worldwide affecting the majority of business functions, job classes and regions, predominantly occurring in North America and Europe. Employee separation benefits include severance, medical and other benefits.

      In June 1998, Compaq recorded a restructuring charge of approximately $1.7 billion to integrate the operations of Compaq and Digital, consolidate duplicative facilities, improve service delivery and reduce overhead. Approximately $1.5 billion was related to the acquisition of Digital and recorded as a component of purchase accounting and $286 million related to Compaq and was charged to operations. During 1998, Compaq also recorded a $107 million charge related to asset impairments.

      An analysis of accrued costs and amounts charged against the provision follows:

                                                            BEGINNING                  DECEMBER 31,    EXPENDITURES     DECEMBER 31,
 (In millions)                                               ACCRUAL    EXPENDITURES      1999        AND ADJUSTMENTS      2000
                                                            ---------   ------------   ------------   ---------------   ------------
 1999 PLAN
 Employee separations ....................................  $     491   $        (68)  $        423   $          (321)  $        102
 Facility closure costs ..................................         96           --               96               (50)            46
 Contract cancellation and other exit costs ..............        200           (167)            33               (28)             5
                                                            ---------   ------------   ------------   ---------------   ------------
                                                            $     787   $       (235)  $        552   $          (399)  $        153
                                                            ---------   ------------   ------------   ---------------   ------------
 1998 PLAN
 Employee separations ....................................  $   1,131   $       (962)  $        169   $          (106)  $         63
 Facility closure costs ..................................        414           (184)           230              (124)           106
 Relocation ..............................................         99            (65)            34               (18)            16
 Other exit costs ........................................        100            (83)            17               (12)             5
                                                            ---------   ------------   ------------   ---------------   ------------
                                                            $   1,744   $     (1,294)  $        450   $          (260)  $        190
                                                            ---------   ------------   ------------   ---------------   ------------
                                                            $   2,531   $     (1,529)  $      1,002   $          (659)  $        343
                                                            =========   ============   ============   ===============   ============

      Employee separations related to the 1998 and 1999 restructuring plans were 1,100 and 4,900, respectively, during 2000. Total employee separations related to the 1998 and 1999 restructuring plans were 23,400 as of December 31, 2000.

NOTE 12. SEGMENT DATA

      During 2000, Compaq realigned the operations of its Enterprise Solutions and Services segment, which resulted in the formation of two reportable segments: Enterprise Computing and Compaq Global Services. Compaq's other two reportable segments, Commercial Personal Computing and Consumer, were unaffected by the realignment. Enterprise Computing designs, develops, manufactures and markets advanced computing and telecommunication products, including business-critical servers, industry-standard servers and storage products. Compaq Global Services delivers worldwide infrastructure and solution design implementation, management and support services through Professional and Customer Services. Commercial Personal Computing delivers standards-based computing emphasizing Internet access through workstations, desktops, portables, monitors, Internet access devices and life-cycle management products. The Consumer segment targets home users with Internet-ready desktops and portables, printers and related products, as well as Internet access and e-services. Business activities that do not qualify for separate segment reporting are aggregated in Other. Financial data for prior periods has been restated to conform to the current presentation.

      The accounting policies of the segments are the same as those used in the preparation of Compaq's consolidated financial statements. Compaq evaluates the performance of its operating segments based on segment operating income, which includes sales and marketing expenses, research and development costs and other overhead charges directly attributable to the operating segment. Certain expenses which are managed outside of the operating segments are excluded. These consist primarily of corporate and unallocated shared expenses, other income and expense items, and other non-recurring charges such as purchased in-process technology and restructuring and related activities. Corporate and unallocated shared expenses consist primarily of indirect information management expenses, certain costs related to business integration and other general and administrative expenses that are separately managed. Gains and losses associated with sale of businesses and investments are excluded from segment operating income. Compaq does not include inter-segment transfers for management reporting purposes. Asset information by operating segment is not reported since Compaq does not identify assets by segment.

      Summary financial data by operating segment was as follows:

Year ended December 31 (In millions)          2000         1999          1998
                                            --------     --------      --------
ENTERPRISE COMPUTING
        Revenue .......................     $ 14,316     $ 12,974      $ 10,498
        Operating income ..............        2,140        1,201           948
COMPAQ GLOBAL SERVICES
        Revenue .......................        6,993        7,162         3,990
        Operating income ..............          944        1,148           776
COMMERCIAL PERSONAL COMPUTING
        Revenue .......................       13,136       12,185        11,846
        Operating income (loss) .......          289         (448)          (46)
CONSUMER
        Revenue .......................        7,586        5,994         4,932
        Operating income ..............          170          262           183
OTHER
        Revenue .......................          352          210           (97)
        Operating income (loss) .......           27         (281)         (115)
CONSOLIDATED SEGMENT TOTALS
        Revenue .......................     $ 42,383     $ 38,525      $ 31,169
        Operating income ..............     $  3,570     $  1,882      $  1,746

      A reconciliation of Compaq's consolidated segment operating income to consolidated income (loss) before income taxes follows:


Year ended December 31 (In millions)               2000       1999       1998
                                                 --------   --------   --------
Consolidated segment operating income .........  $  3,570   $  1,882   $  1,746
Corporate and unallocated shared expenses .....    (1,117)    (1,156)      (888)
Restructuring and related activities ..........        86       (868)      (393)
Purchased in-process technology ...............      --         --       (3,196)
Other income (expense), net ...................    (1,664)     1,076         69
                                                 --------   --------   --------
Income (loss) before income taxes .............  $    875   $    934   $ (2,662)
                                                 ========   ========   ========

           Geographic revenue and long-lived assets related to operations as of and for the years ended December 31, were as follows:


(In millions)                                         2000      1999      1998
                                                    --------  --------  --------
  Revenue:
      United States ..............................  $ 18,966  $ 17,351  $ 13,981
      Europe, Middle East and Africa .............    14,178    14,420    11,929
      Other ......................................     9,239     6,754     5,259
                                                    --------  --------  --------
                                                    $ 42,383  $ 38,525  $ 31,169
                                                    ========  ========  ========
  Long-lived assets:
      United States ..............................  $  2,229  $  2,332  $  2,166
      Other ......................................     1,202       917       736
                                                    --------  --------  --------
                                                    $  3,431  $  3,249  $  2,902
                                                    ========  ========  ========

NOTE 13. COMMITMENTS, CONTINGENCIES, FINANCIAL INSTRUMENTS AND FACTORS THAT MAY AFFECT FUTURE OPERATIONS

DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

      Compaq primarily utilizes forward contracts and purchased foreign currency options to reduce its exposure to potentially adverse changes in foreign currency exchange rates and simple interest rate swaps to reduce exposure to interest rate volatility. Compaq does not hold or issue financial instruments for trading purposes nor does it hold or issue leveraged derivative financial instruments.

      Compaq's program to reduce currency exposure associated with the net monetary assets of Compaq's international subsidiaries includes agreements to exchange various foreign currencies for U.S. dollars. At December 31, 2000 and 1999, such forward contracts to sell foreign currencies, net of forward contracts to purchase foreign currencies aggregated $4.2 billion and $2.6 billion, respectively. Generally, gains and losses associated with currency rate changes on these forward contracts are recorded currently to income and are reflected in accounts receivable or other current liabilities in Compaq's consolidated balance sheet, while the interest element is recognized over the life of each contract. The amount recorded in the consolidated balance sheet approximates the fair value of such contracts at December 31, 2000 and 1999. The maturity dates of the forward contracts which were outstanding at December 31, 2000 ranged from three days to nine months, except for CFS which had forward contracts with maturity dates up to three years.

      Compaq frequently utilizes forward contracts to protect Compaq from the effects of currency fluctuations on anticipated but not firmly committed sales which are expected to occur within a three-month period. These forward contracts generally do not extend beyond the end of any quarter or year. Any gains or losses and the interest element on these forward contracts are recognized as a component of sales during each quarter. In prior years, Compaq hedged a portion of its anticipated but not firmly committed sales of its international marketing subsidiaries using purchased foreign currency options. Realized and unrealized gains and the net premiums on these options are deferred and recognized as a component of revenue in the same period that the related sales occur. Option contracts aggregating $660 million were outstanding at December 31, 1999, related to hedges of sales for the first half of the year. The unrealized gains deferred on these contracts were not material.

      Compaq does periodically enter into interest rate swap transactions for the purpose of hedging interest rate exposure on existing or anticipated liabilities. All interest rate swaps entered into by Compaq are for the sole purpose of hedging existing or anticipated interest rate sensitive positions, and not for speculation. At December 31, 1999, Compaq had entered into interest rate swaps with a notional value of $250 million with maturity dates of up to nine months. Amounts to be paid or received under interest rate swap agreements are accrued as interest rates change and are recognized over the life of the swap transactions as an adjustment to interest expense.

      In the event of a failure to honor one of these forward or swap contracts by one of the banks with which Compaq has contracted, management believes any loss, which could be material, would be limited to the exchange rate differential from the time the contract was made until the time it was compensated. In the case of a default by a counterparty to an interest rate swap transaction, management believes any loss would be limited to the interest rate differential between market rates and the rates contractually set in the swap contract. To the extent Compaq has option contracts outstanding, the amount of any loss resulting from a breach of contract would be limited to the amount of premiums paid for the options and the unrealized gain, if any, related to such contracts.

      Compaq enters into various other types of financial instruments in the normal course of business. Fair values for certain financial instruments are based on quoted market prices. For other financial instruments, fair values are based on the appropriate pricing models using current market information. The amounts ultimately realized upon settlement of these financial instruments will depend on actual market conditions during the remaining life of the instruments. Carrying values of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and other current liabilities reflected in the December 31, 2000 and 1999 consolidated balance sheet approximate fair value at these dates.

CONCENTRATION OF CREDIT RISK

      Compaq's cash, cash equivalents, short-term investments and accounts receivable are subject to potential credit risk. Compaq's cash management and investment policies restrict investments to low risk, highly liquid securities and Compaq performs ongoing evaluations of the relative credit standing of the financial institutions with which it deals.

      Compaq distributes products primarily through third-party resellers and as a result, maintains individually significant accounts receivable balances from various major resellers. If the financial condition and operations of these resellers deteriorate, Compaq's operating results could be adversely affected. One such reseller, Ingram Micro, Inc., accounted for approximately 14 percent of consolidated revenue in 2000 and 11 percent of accounts receivable as of December 31, 2000, predominately in the Commercial Personal Computing segment. In 1999, Ingram Micro accounted for approximately 11 percent of consolidated revenue and 8 percent of accounts receivable at December 31, 1999. During these periods, no other customer of Compaq accounted for 10 percent or more of consolidated revenue. In 2000, Compaq's two largest resellers represented approximately 21 percent of consolidated revenue and 15 percent of accounts receivable at December 31, 2000. In 1999, Compaq's four largest resellers represented approximately 22 percent of consolidated revenue and 12 percent of accounts receivable at December 31, 1999. Compaq generally has experienced longer accounts receivable cycles in its emerging markets, in particular Asia-Pacific and Latin America, when compared to its U.S. and European markets. In the event that accounts receivable cycles in these developing markets lengthen further or one or more of Compaq's larger resellers in these regions fails, Compaq's operating results could be adversely affected.

CONTINGENCIES

      Certain of Compaq's resellers finance a portion of their inventories through third-party finance companies. Under the terms of the financing arrangements, Compaq may be required, in limited circumstances, to repurchase certain products from the finance companies. Additionally, Compaq has on occasion guaranteed a portion of certain resellers' outstanding balances with third-party finance companies and financial institutions. Guarantees under these and other arrangements were not significant at December 31, 2000 or 1999.

      In January 2001, Compaq exercised an option to sell an investment in a limited liability corporation accounted for under the equity method. Once the sale of the investment closes and proceeds are received, Compaq expects to record a gain.

FACTORS THAT MAY AFFECT FUTURE OPERATIONS

      Compaq participates in a highly volatile industry that is characterized by intense industry-wide competition for market share. Industry participants confront aggressive pricing practices, continually changing customer demand patterns and rapid technological developments. Compaq's operating results could be adversely affected should Compaq be unable to successfully anticipate customer demand accurately, manage its product transitions, inventory levels and manufacturing processes efficiently, distribute its products quickly in response to customer demand, differentiate its products from those of its competitors or compete successfully in the markets for its new products.

      Significant numbers of components are purchased from single sources due to technology, availability, price, quality or other considerations. Key components and processes currently obtained from single sources include certain of Compaq's displays, microprocessors, application specific integrated circuits and other custom chips, and certain processes relating to construction of the plastic housing for Compaq's computers. In addition, new products introduced by Compaq often initially utilize custom components obtained from only one source until Compaq has evaluated whether there is a need for additional suppliers. In the event that a supply of a key single-sourced material process or component were delayed or curtailed, Compaq's ability to ship the related product in desired quantities and in a timely manner could be adversely affected. Compaq attempts to mitigate these risks by working closely with key suppliers on product plans, strategic inventories and coordinated product introductions.

LITIGATION

      Compaq is subject to legal proceedings and claims that arise in the ordinary course of business. Compaq does not believe that the outcome of any of those matters will have a material adverse effect on Compaq's consolidated financial position, operating results or cash flows.

      Compaq and certain of its current and former officers and directors are named in two consolidated class action lawsuits pending in the United States District Court for the Southern District of Texas, Houston Division. One lawsuit was filed in 1998 and the other in 1999. The 1998 litigation consolidates five class action lawsuits, brought by persons who purchased Compaq common stock from July 10, 1997 through March 6, 1998. It asserts claims under Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder and Section 20(a) of the Exchange Act. Allegations in the 1998 lawsuit include the claim that the defendants withheld information and made misleading statements about channel inventory and factoring of receivables in order to inflate the market price of Compaq's common stock and further alleges that certain of the individual defendants sold Compaq common stock at the inflated prices. The 1999 litigation also consolidates a number of class action lawsuits. The litigation is brought on behalf of purchasers of Compaq common stock between January 27, 1999 and April 9, 1999. It asserts claims for alleged violations of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder; Section 20(a) of the Exchange Act; and Sections 11 and 15 of the Securities Act. Allegations in the 1999 litigation include the claim that certain defendants and Compaq issued a series of materially false and misleading statements concerning Compaq's prospects in 1999 in order to inflate the market price of Compaq's common stock and further alleges that certain of the individual defendants sold Compaq common stock at the inflated prices. Lead counsels for the plaintiffs have been appointed in both the 1998 and 1999 litigation. The plaintiffs seek monetary damages, interest, costs and expenses in both the 1998 and 1999 litigation. In the 1998 litigation, the court entered an order granting class certification on July 18, 2000. Compaq has appealed class certification and is awaiting a decision. Discovery has been stayed by order of the appellate court pending their decision on the class certification appeal. On December 12, 2000, the judge in the 1999 litigation dismissed the consolidated amended complaint after finding that it failed to comply with pleading requirements under the law. The plaintiffs filed a second amended complaint on January 31, 2001, which Compaq will move to dismiss. Compaq is vigorously defending both lawsuits.

      Several purported class action lawsuits were filed against Digital during 1994 alleging violations of the Federal Securities laws arising from alleged misrepresentations and omissions in connection with Digital's issuance and sale of Series A 8 7/8 percent Cumulative Preferred Stock and Digital's financial results for the quarter ended April 2, 1994. During 1995, the lawsuits were consolidated into three cases, which were pending before the United States District Court for the District of Massachusetts. On August 8, 1995, the Massachusetts federal court granted the defendants' motion to dismiss all three cases in their entirety. On May 7, 1996, the United States Court of Appeals for the First Circuit affirmed in part and reversed in part the dismissal of two of the cases, and remanded for further proceedings. The parties are proceeding with discovery.

      Compaq is vigorously defending consumer class action lawsuits alleging various defects in computers sold by Compaq. These lawsuits are pending in Texas, North Carolina, Illinois, California, Colorado and Washington. A class has been certified in the North Carolina case. All of these cases are in the discovery stage. Three of these class actions (Thurmond v. Compaq, LaPray v. Compaq, and Sprung v. Compaq) are part of a series of similar lawsuits filed against other major computer manufacturers, involving claims that the computer industry sold computers with allegedly defective floppy disk controllers. Thurmond is pending in federal district court in Beaumont, Texas; LaPray in Texas state court in Beaumont; Sprung in Colorado federal district court. No class has been certified in any of these cases although a hearing on class certification has been scheduled in the Thurmond case for March 19, 2001. Compaq is also providing information to the federal government and state attorneys general in California and Illinois in response to inquiries regarding floppy disk controllers in computers sold to government entities.

      Non-current other assets as of December 31, 2000 included approximately $97 million ($22 million, net of reserve) owed to Compaq in connection with the sale of products. Compaq believes such amounts were misdirected by its customers to Inacom, which was acting as an agent for Compaq in connection with such sales. Compaq believes that such funds were improperly applied to reduce Inacom's indebtedness to its lenders. Inacom filed for bankruptcy on June 16, 2000 in the District of Delaware Bankruptcy Court. Compaq is seeking to realize the full value of these receivables in an adversary proceeding filed October 20, 2000 against Inacom, Deutsche Bank, A.G. and other Inacom lenders. In the same proceeding, Inacom has sued Compaq for approximately $41 million that Compaq is holding as a setoff against the $97 million. Compaq has recorded a reserve of $75 million related to this asset.

LEASE COMMITMENTS

      Compaq leases certain manufacturing and office facilities and equipment under noncancelable operating leases with terms from one to thirty years. Rent expense for 2000, 1999 and 1998 was $347 million, $283 million and $205 million, respectively.

      Compaq's minimum rental commitments under noncancelable operating leases at December 31, 2000 were approximately $235 million in 2001, $184 million in 2002, $136 million in 2003, $98 million in 2004, $69 million in 2005 and $376 million thereafter.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

      The table below sets forth selected unaudited financial data for each quarter of the last two years.

(In millions, except per share amounts)                                   1ST         2ND         3RD        4TH
                                                                       QUARTER(1)  QUARTER(1)   QUARTER(1)  QUARTER
                                                                       ----------  ----------   ----------  --------
2000
Revenue .............................................................  $    9,505  $   10,135   $   11,217  $ 11,526
Gross margin ........................................................       2,184       2,388        2,683     2,711
Income (loss) before cumulative effect of accounting change(2) ......         322         388          557      (672)
       Basic earnings (loss) per common share(3) ....................  $     0.19  $     0.23   $     0.32  $  (0.39)
       Diluted earnings (loss) per common share(3) ..................  $     0.19  $     0.22   $     0.31  $  (0.39)
Net income (loss) ...................................................         296         388          557      (672)
       Basic earnings (loss) per common share(3) ....................  $     0.17  $     0.23   $     0.32  $  (0.39)
       Diluted earnings (loss) per common share(3) ..................  $     0.17  $     0.22   $     0.31  $  (0.39)

1999
Revenue .............................................................  $    9,419  $    9,420   $    9,208  $ 10,478
Gross margin ........................................................       2,327       1,936        2,136     2,328
Net income (loss)(4) ................................................         281        (184)         140       332
Earnings (loss) per common share(3)
   Basic ............................................................  $     0.17  $    (0.10)  $     0.08  $   0.20
   Diluted ..........................................................  $     0.16  $    (0.10)  $     0.08  $   0.19

------------

(1) Effective January 1, 2000, Compaq adopted Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS, as amended. Compaq has restated its results for the first three quarters of the year ended December 31, 2000.

(2) Includes a $1.7 billion charge for impairment of investments in the fourth quarter of 2000.

(3) Earnings (loss) per common share are computed independently for each of the quarters presented and therefore may not sum to the total for the year.

(4) Includes a $1.2 billion gain on the sale of a business and an $868 million charge for restructuring and related charges to realign Compaq's organization, reduce infrastructure and overhead, and eliminate excess and duplicative facilities occurring in the third quarter of 1999.

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